UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14C

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

☐ Preliminary Information Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒ Definitive Information Statement

T STAMP INC.

(Name of Registrant As Specified In Its Charter)

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☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11

T STAMP INC.

3017 Bolling Way NE, Floors 1 and 2

Atlanta, GA 30305

(404) 806-9906

Notice of Action by Written Consent of Shareholders to be Effective March 23, 2023

Dear Stockholder:

T Stamp Inc., a Delaware corporation (the “Company” “we”, “us”, or “our”), hereby notifies our stockholders of record on February 20, 2023 that the majority stockholder holding the majority of the voting power through ownership of 51.96% shares of our Class A Common Stock has approved, by written consent in lieu of a special meeting as of February 20, 2023 the following proposal:

Proposal 1	To amend our Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of the Class A Common Stock, $0.01 par value, of the Company by a ratio of one-for-five (1:5), rounding up to the nearest whole share.

This Information Statement is first being mailed to our stockholders of record as of the close of business on February 20, 2023. The action contemplated herein will not be effective until March 23, 2023, a date which is at least 20 days after the date on which this Information Statement is first mailed to our stockholders of record. You are urged to read the Information Statement in its entirety for a description of the action taken by the majority stockholders of the Company.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

The corporate action is taken by consent of the holders of a majority of the voting shares outstanding, and pursuant to Delaware law and the Company’s bylaws that permit holders of a majority of the voting power to take a stockholder action by written consent. Proxies are not being solicited because the stockholders holding the majority of the voting power of the issued and outstanding voting capital stock of the Company through ownership of 13,292,730 shares of our Class A Common Stock have voted in favor of the proposal contained herein.

Exhibit A Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended

/s/ Gareth Genner
Chief Executive Officer
March 3, 2023

T STAMP INC.

3017 Bolling Way NE, Floors 1 and 2

Atlanta, GA 30305

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

General Information

This Information Statement is being furnished to the stockholders of T Stamp Inc., a Delaware corporation (the “Company” “we”, “us”, or “our”), in connection with the adoption of an amendment to our Amended and Restated Certificate of Incorporation, as amended (the “A&R COI”) by written consent of our Board of Directors and the holders of a majority of our issued and outstanding voting securities in lieu of a special meeting. On February 15, 2023 our Board of Directors approved and, as of February 20, 2023 the holders of a majority of our voting capital stock approved an amendment to our A&R COI to effect a reverse split of our issued and outstanding shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”) at a ratio of one share for every five currently held, rounded up to the nearest whole share (the “Certificate of Amendment”). We will, when permissible following the expiration of the 20 day period mandated by Rule 14C of the Exchange Act and the provisions of the Delaware General Corporation Law, file the Certificate of Amendment with the Delaware Secretary of State. The Amendment will become effective upon such filing and we anticipate that such filing will occur approximately 20 days after this Information Statement is first mailed to our stockholders.

Voting Securities

As of the date of this Information Statement, our voting securities consist of our Class A Common Stock, of which 25,584,242 shares are issued and outstanding (the “Voting Stock”). Approval of the Certificate of Amendment requires the affirmative consent of a majority of the shares of our Class A Common Stock issued and outstanding at February 20, 2023 (the “Record Date”). The quorum necessary to conduct business of the stockholders consists of a majority of the Voting Stock issued and outstanding as of the Record Date.

As of February 20, 2023, the Company received written consent from holders of the majority of its Voting Stock approving the Certificate of Amendment, which had previously been approved on February 15, 2023 by the Board of Directors.

The approval of this action by written consent is made possible by Section 228 of the Delaware General Corporation Law, which provides that the written consent of the holders of outstanding shares of Voting Stock, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting. In order to eliminate the costs involved in holding a special meeting, our Board of Directors elected to utilize the written consent of the holders of more than a majority of our voting securities.

This Information Statement will be mailed on or about March 3, 2023 to stockholders of record as of February 20, 2023 and is being delivered to inform you of the corporate action described herein before such action takes effect in accordance with Rule 14c-2 of the Securities Exchange Act of 1934.

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our voting securities held of record by them, and we will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

Dissenters’ Right of Appraisal

The Delaware General Corporation Law does not provide for dissenter’s rights of appraisal in connection with the proposed action nor have we provided for appraisal rights in our A&R COI or Bylaws.

PROPOSAL 1 - AMENDMENT TO OUR A&R COI
TO EFFECT A REVERSE SPLIT OF SHARES OF OUR CLASS A COMMON STOCK

Our Board of Directors unanimously approved and adopted, a reverse stock split of the Company’s Class A Common Stock. Following approval by the Board of Directors, the Company received approval from a majority of the stockholders of the Company by written consent. Pursuant to the proposed reverse split, every five (5) outstanding shares of Class A Common Stock will be combined and become one (1) share of Class A Common Stock, rounding up to the nearest whole number of shares (the “Reverse Split”). Attached as Exhibit A and incorporated herein by reference is the text of the Certificate of Amendment to our A&R COI.

As of the Record Date, the Company had 25,584,242 shares of Class A Common Stock issued and outstanding. Based on the number of shares currently issued and outstanding, immediately following the Reverse Split the Company will have approximately 5,116,849 shares of Class A Common Stock issued and outstanding (without giving effect to rounding for fractional shares).

The par value of the Class A Common Stock will not be changed nor will the number of authorized shares be reduced in connection with the Reverse Split. The Board of Directors determined that the availability of additional shares was necessary to consummate future financing transactions. The availability of additional shares will also permit the Board of Directors to issue shares, or instruments convertible into or exercisable for such shares, for general corporate purposes.

When implemented, the Reverse Split will be in the same ratio for all shares of Class A Common Stock. All holders of Class A Common Stock will be affected uniformly by the Reverse Split, which will have no effect on the proportionate holdings of any of our stockholders, except for possible changes due to the treatment of fractional shares resulting from the Reverse Split. In lieu of issuing fractional shares, the Company will round up in the event a stockholder would be entitled to receive less than one share of Class A Common Stock as a result of the Reverse Split. In addition, the split will not affect any holder of Class A Common Stock’s proportionate voting power (subject to the treatment of fractional shares), and all shares of Class A Common Stock will remain fully paid and non-assessable.

When implemented by the Board, the Reverse Split will be effective upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware. The Board of Directors will determine the actual time of filing of the Amendment.

The following chart reflects the changes in our capital structure following the Reverse Split, the top row reflecting the pre-split capital structure and the bottom row reflecting the post-split capital structure:

Authorized Shares of Class A Common Stock	Issued and Outstanding Shares	Reserved but Unissued	Available for Issuance
50,000,000,000	25,584,242	10,707,081	13,708,677
50,000,000,000	5,116,849	2,141,417	45,145,697

Reasons for the Reverse Split

In determining to authorize the Reverse Split, and in light of the foregoing, our Board of Directors considered, among other things, the requirements of Nasdaq Capital Market to maintain a trading price above $1.00 per share, and to have additional authorized shares available in the event the Company requires additional financing to maintain or grow operations.

In evaluating whether or not to authorize the Reverse Split, in addition to the considerations described above, our Board of Directors also took into account various negative factors associated with reverse stock splits. These factors include:

●	the negative perception of reverse stock splits held by some investors, analysts and other stock market participants;

●	the fact that the stock price of some companies that have implemented reverse stock splits has subsequently declined back to pre-reverse stock split levels; and

●	the adverse effect on liquidity that might be caused by a reduced number of shares outstanding, and the potential concomitant downward pressure decreased liquidity could have on the trading price of our Class A Common Stock.

Also, other factors such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our Class A Common Stock. As a result, there can be no assurance that the price of our Class A Common Stock would be maintained at the per share price in effect immediately following the effective time of the Reverse Split.

Stockholders should recognize that if the Reverse Split is affected, they will own a fewer number of shares than they currently own (a number equal to the number of shares owned immediately prior to the Reverse Split divided by five). While we expect that the Reverse Split will result in an increase in the per share price of our Class A Common Stock, the Reverse Split may not increase the per share price of our Class A Common Stock in proportion to the reduction in the number of shares of our Class A Common Stock outstanding. It also may not result in a permanent increase in the per share price, which depends on many factors, including our performance, prospects and other factors that may be unrelated to the number of shares outstanding. The history of similar reverse splits for companies in similar circumstances is varied.

If the Reverse Split is affected and the per share price of our Class A Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Split. Furthermore, the liquidity of our Class A Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Split.

In addition, the Reverse Split will likely increase the number of stockholders who own “odd lots” (stock holdings in amounts of less than 100 shares, in this case often one share). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Any reduction in brokerage commissions resulting from the Reverse Split may be offset, in whole or in part, by increased brokerage commissions required to be paid by stockholders selling odd lots created by the split.

Finally, following the Reverse Split the number of authorized but unissued shares of our Class A Common Stock relative to the number of issued shares of our Class A Common Stock will be increased. This increased number of authorized but unissued shares of our Class A Common Stock could be issued by the Board of Directors without further stockholder approval, which could result in dilution to the holders of our Class A Common Stock. The perception that the Company may be able to dilute investors may place downward pressure on the market price for our Class A Common Stock.

Exchange Act Matters

Our Class A Common Stock is currently registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we are subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Split, if implemented, will not affect the registration of our Class A Common Stock under the Exchange Act or our reporting or other requirements thereunder. Our Class A Common Stock is currently traded and following the Reverse Split will continue to be traded on the Nasdaq Capital Market under the symbol “IDAI”, subject to our continued satisfaction of the Nasdaq Capital Market listing requirements. Note, however, that the CUSIP number for our Class A Common Stock will change in connection with the Reverse Split and will be reflected on new certificates issued by the Company and in electronic entry systems.

Number of Shares of Class A Common Stock and Number of Stockholders

The Reverse Split would have the following effects on the number of shares of Class A Common Stock:

1. Each 5 shares of our Class A Common Stock owned by a stockholder immediately prior to the Reverse Split would become 1 share of Class A Common Stock after the Reverse Split;

2. All outstanding but unexercised options and warrants entitling the holders thereof to purchase shares of our Class A Common Stock will enable such holders to purchase, upon exercise of their options or warrants, one-fifth of the number of shares of our Class A Common Stock that such holders would have been able to purchase upon exercise of their options or warrants immediately preceding the Reverse Split, at an exercise price equal to five times the exercise price per share specified before the Reverse Split, resulting in approximately the same aggregate exercise price being required to be paid upon exercise thereof immediately preceding the Reverse Split; and

Rounding in Lieu of Issuing Fractional Shares

The Company will not issue fractional shares in connection with the Reverse Split. Instead, the Company will round up to the nearest whole share any stockholder’s share ownership to the extent such stockholder would be entitled to receive less than one share of Class A Common Stock or greater as a result of the Reverse Split.

Accounting Matters

The Reverse Split will not affect total stockholders’ equity on our balance sheet. However, because the par value of our Class A Common Stock will remain unchanged, the components that make up total stockholders’ equity will change by offsetting amounts. As a result of the Reverse Split, the stated capital component attributable to our Class A Common Stock will be reduced to an amount equal to one-fifth of its present amount, and the additional paid-in capital component will be increased by the amount by which the stated capital is reduced. The per share net loss and net book value per share of our Class A Common Stock will be increased as a result of the Reverse Split because there will be fewer shares of our Class A Common Stock outstanding.

Procedure for Affecting the Reverse Split and Filing the Certificate of Amendment

Generally

Our Board of Directors will file the Certificate of Amendment affecting the Reverse Split with the Secretary of State of Delaware. The Reverse Split will become effective as of 5:00 p.m. Eastern Standard Time on the date of filing, which time on such date will be referred to as the “Effective Time.” At the Effective Time, each five shares of Class A Common Stock issued and outstanding immediately prior to the effective time will, automatically and without any further action on the part of our stockholders, be combined into and become one share of Class A Common Stock, subject to the treatment for fractional shares described above. The Board of Directors may delay affecting the Reverse Split without re-soliciting stockholder approval. In addition, the Board of Directors reserves the right to elect not to proceed with the Reverse Split if, at any time prior to filing the Amendment, the Board of Directors, in its sole discretion, determines that it is no longer in our best interests and the best interests of our stockholders to proceed with the Reverse Split.

As soon as practicable after the effective date of the Reverse Split, stockholders will be notified that the Reverse Stock Split has been affected. If you hold shares of Class A Common Stock in a book-entry form, you will receive a transmittal letter from Colonial Stock Transfer Corporation, the Company’s transfer agent (the “Transfer Agent”) as soon as practicable after the effective times of the Reverse Split with instructions on how to exchange your shares. After you submit your completed transmittal letter, if you are entitled to post-split shares of our Class A Common Stock, a transaction statement will be sent to your address of record as soon as practicable after the Effective Time of the Reverse Split indicating the number of shares of Class A Common Stock you hold.

Some stockholders hold their shares of Class A Common Stock in certificate form or a combination of certificate and book-entry form. We expect that the Transfer Agent will act as exchange agent for purposes of implementing the exchange of stock certificates, if applicable. If you are a stockholder holding pre-split shares in certificate form, you will receive a transmittal letter from the Company’s Transfer Agent as soon as practicable after the Effective Time of the Reverse Split. The transmittal letter will be accompanied by instructions specifying how you can exchange your certificate representing the pre-split shares of our Class A Common Stock for a statement of holding.

Beginning on the Effective Time of the Reverse Split, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

In connection with the Reverse Split, our Class A Common Stock will change its current CUSIP number. This new CUSIP number will appear on any new certificates representing post-Reverse Split shares of our Class A Common Stock.

Street Name and Book-Entry Holders

Upon the Reverse Split, the Company intends to treat shares held by stockholders in “street name”, through a bank, broker or other nominee, in the same manner as stockholders whose shares are registered in their own names. Banks, brokers and other nominees will be instructed to affect the Reverse Split for their beneficial holders. These brokers, banks and other nominees may have other procedures for processing the transaction, however, and stockholders holding in street name are encouraged to ask their brokers, banks or other nominees any questions they may have regarding such procedures.

Certain U.S. Federal Income Tax Consequences

The discussion below is only a summary of certain U.S. federal income tax consequences of the Reverse Split generally applicable to beneficial holders of shares of our Class A Common Stock and does not purport to be a complete discussion of all possible tax consequences. This summary addresses only those stockholders who hold their pre-Reverse Split shares as “capital assets” as defined in the Internal Revenue Code of 1986, as amended (the “Code”), and will hold the post-Reverse Split shares as capital assets. This discussion does not address all U.S. federal income tax considerations that June be relevant to particular stockholders in light of their individual circumstances or to stockholders that are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, and foreign stockholders. The following summary is based upon the provisions of the Code, applicable Treasury Regulations thereunder, judicial decisions and current administrative rulings, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Tax consequences under state, local, foreign, and other laws are not addressed herein. Each stockholder should consult his, her or its own tax advisor as to the particular facts and circumstances that June be unique to such stockholder and also as to any estate, gift, state, local or foreign tax considerations arising out of the Reverse Split.

The Reverse Split will qualify as a recapitalization for U.S. federal income tax purposes. As a result,

●	Stockholders should not recognize any gain or loss as a result of the Reverse Split.

●	The aggregate basis of a stockholder’s pre-Reverse Split shares will become the aggregate basis of the shares held by such stockholder immediately after the Reverse Split.

●	The holding period of the shares owned immediately after the Reverse Split will include the stockholder’s holding period before the Reverse Split.

The above discussion is not intended or written to be used, and cannot be used by any person, for the purpose of avoiding U.S. Federal tax penalties. It was written solely in connection with the solicitation of stockholder votes with regard to a proposed reverse split of our Common Stock

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of February 20, 2023, regarding the beneficial ownership of our capital stock by (i) each person (including any “group” as such term is used in Section 13(d)(3) of the Exchange Act) known by us to be a beneficial owner of more than 5% of our Class A Common Stock, (ii) each of our directors and “named executive officers;” and (iii) all of our directors and executive officers as a group. The column entitled “Percentage of Class” is based on 25,584,242 shares of Class A Common Stock outstanding as of February 20, 2023. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our Class A Common Stock. Shares of our Class A Common Stock subject to options that are currently exercisable or exercisable within 60 days of February 20, 2023 are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, we believe the persons and entities in this table have sole voting and investing power with respect to all of the shares of our Class A Common Stock beneficially owned by them, subject to community property laws, where applicable.

Name and Address of Beneficial Owner	Amount and nature of beneficial ownership	Amount and nature of beneficial acquirable		Percent of class outstanding(1)	Percent of class including acquirable shares(1)
Named Officers and Directors
Gareth Genner, Chief Executive Officer, 3017 Bolling Way NE, Floors 1 and 2, Atlanta, Georgia, 30305	797,023	72,911	(2)	3.12%	3.40%
Andrew Gowasack, President, 3017 Bolling Way NE, Floors 1 and 2, Atlanta, Georgia, 30305	1,191,138	145,827	(2)	4.66%	5.23%
Alexander Valdes, Chief Financial Officer, 3017 Bolling Way NE, Floors 1 and 2, Atlanta, Georgia, 30305	403,578	94,095	(2)	1.58%	1.95%
Joshua Allen, Director, Level 1, Tagliaferro Business Centre, High Street, Sliema, SLM 1551, Malta	0	123,298	(2)(3)(6)	0.00%	0.48%
Tracy Ming, Financial Controller, 3017 Bolling Way NE, Floors 1 and 2, Atlanta, Georgia, 30305	59,425	10,000	(2)	0.23%	0.27%
William McClintock, Independent Non-Executive Director, Hub 8, Unit 2 The Brewery Quarter, High St, Cheltenham GL50 3FF, United Kingdom	68,580	92,520	(2)(7)	0.27%	0.63%
Mark Birschbach, Independent Non-Executive Director, 3017 Bolling Way NE, Floors 1 and 2, Atlanta, Georgia, 30305	0	0		0.00%	0.00%
Kristin Stafford, Independent Non-Executive Director, 3017 Bolling Way NE, Floors 1 and 2, Atlanta, Georgia, 30305	125	1,037	(3)	0.00%	0.00%
Berta Pappenheim, Independent Non-Executive Director, 3017 Bolling Way NE, Floors 1 and 2, Atlanta, Georgia, 30305	0	0		0.00%	0.00%
All executive officers and directors as a group (10 persons)	2,519,869	539,688	(3)	9.85%	11.96%
Other 5% Holders
REach Ventures 2017 LP, 430 North Michigan Ave, Ninth Floor, Chicago, IL 60611	3,009,616	3,640,015	(3)(4)	11.76%	25.99%
FSH Capital, LLC, 311 S Division St, Carson City, NV, 89703-4202 (5)	1,412,326	0		5.52%	5.52%
Bravo One Company Inc as Trustee for the Hummingbird Trust	1,412,327	0		5.52%	5.52%

(1)	Based on 25,584,242 shares of Class A Common Stock outstanding as of February 20, 2023.

(2)	Represents shares of Class A Common Stock issuable pursuant to RSUs that vest on January 2, 2023.

(3)	Issuable at the holder’s request at any time.

(4)	Represents shares of Class A Common Stock issuable upon the exercise of warrants any time at the option of the holder (3,555,205) and shares of Class A Common Stock issuable at any time upon request pursuant to RSUs.

(5)	Voting and dispositive control of the shares held by FSH Capital, LLC is held by Sally R. Hanna, the Company’s Manager.

(6)	Represents shares of Class A Common issuable at any time upon request pursuant to RSUs (75,140).

(7)	Represents shares of Class A Common issuable at any time upon request pursuant to RSUs (46,260).

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Only one Information Statement is being delivered to multiple security holders sharing an address unless the Company has received contrary instructions from one or more of its security holders. The Company undertakes to deliver promptly upon written or oral request a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the documents was delivered and provide instructions as to how a security holder can notify the Company that the security holder wishes to receive a separate copy of the Information Statement.

Security holders sharing an address and receiving a single copy may request to receive a separate Information Statement at T Stamp Inc., 3017 Bolling Way NE, Floors 1 and 2, Atlanta, GA 30305. Security holders sharing an address can request delivery of a single copy of the Information Statement if they are receiving multiple copies may also request to receive a separate Information Statement at T Stamp Inc., 3017 Bolling Way NE, Floors 1 and 2, Atlanta, GA 30305, telephone: (404) 806-9906.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

We are required to file annual, quarterly and special reports, and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms at 100 F Street, N.E, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference rooms. Copies of our SEC filings are also available to the public from the SEC’s web site at www.sec.gov.

We will provide, upon request and without charge, to each shareholder receiving this Information Statement a copy of our filings with the SEC and other publicly available information. A copy of any public filing is also available, at no charge, by contacting T Stamp Inc., 3017 Bolling Way NE, Floors 1 and 2, Atlanta, GA 30305, telephone: (404) 806-9906.

Date: March 3, 2023

By Order of the Board of Directors

T Stamp Inc.

By:	/s/ Gareth Genner
Gareth Genner
Chief Executive Officer

Exhibit A

CERTIFICATE OF AMENDMENT

TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

T Stamp Inc.

T Stamp Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies as follows:

1.                   This Certificate of Amendment amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State on October 25, 2019, as amended by Certificates of Amendment filed on April 6, 2020, August 20, 2021, and January 31, 2023 (the “Restated Certificate”).

2.                   The initial paragraph of Article V of the Restate Certificate is amended and restated as follows:

“The total number of shares of all classes of stock that the Corporation has authority to issue is 52,000,000, consisting of (a) 50,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and (b) 2,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”).

At the initial date and time of the effectiveness of the Certificate of Amendment to the Amended and Restated Certificate of Incorporation (the “Effective Time”), each five (5) shares of the Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time shall automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, rounding up to the nearest whole number of shares (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split.”

The remainder of Article V remains as it exists in the Restated Certificate.

3.                   These amendments were duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Gareth Genner, its Chief Executive Officer, on March 23, 2023.

Gareth N. Genner, Chief Executive Officer

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